Exhibit 10.1

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050	Salvatore J. Guccione
Tel: (516) 478-9518	President & Chief Executive Officer
Fax: (516) 478-9818
www.aceto.com

April 14, 2016

Mr. Walter J. Kaczmarek III

22 Ladue Court

St. Louis, Missouri 63141

Dear Walt:

I am very pleased to extend this offer to you on behalf of Aceto Corporation (the “Company”), on the terms described below.

1.           Title and Date of Employment. Your title will be Chief Operating Officer. You will report directly to me in my capacity as Chief Executive Officer of the Company. Your starting date will be on or before August 1, 2016.

2.           Compensation. Your starting annual base salary (“Base Salary”) will be at the rate of four hundred seventy five thousand dollars ($475,000.00) gross per annum ($18,269.23 bi-weekly), less applicable taxes and withholdings, paid in accordance with the Company’s normal payroll practices. You will also be eligible to participate in the Company’s Performance Award program with all awards subject to Board of Directors (“Board”) approval. Your Performance Award target will be 60% of your base salary, prorated based on hire date for Fiscal Year 2017 and payable according to the Company’s Performance Award Program. The Performance Award is based on the Company’s performance as well as your individual performance for the relevant year.

3.           Long Term Incentive Compensation. The Compensation Committee of the Board (“Compensation Committee”) has approved that you be granted the following award (assuming a start date of August 1, 2016) for Fiscal Year 2017 subject to the model, metrics, and vesting schedule applicable to all executives:

▪	15,000 Time-vested restricted stock awards
▪	15,000 Performance-vested restricted stock units

Such award will be prorated should your start date be post August 1, 2016.

Future annual equity grants will be awarded, with due regard to your position, at such time as grants are generally made to other senior executives of the Company, the amount and term of such grants, if any, being at the sole discretion of the Board.

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050	Salvatore J. Guccione
Tel: (516) 478-9518	President & Chief Executive Officer
Fax: (516) 478-9818
www.aceto.com

4.           Inducement Grant. As a result of forfeiture for lost opportunities with your current employer, the Company will award you an inducement grant of cash and equity.

(a) Equity: Using the current vesting schedule (1/3, 1/3, 1/3 over three years) and rules applicable to the Aceto Long Term Incentive Compensation Plan, the inducement grant will consist of the following:

▪	40,000 Time-vested restricted stock awards

(b) Cash: The cash portion of the inducement grant shall include one hundred thousand dollars ($100,000.00), less statutory taxes, payable with the first payroll following your initial week of employment with the Company. An additional fifty thousand dollars ($50,000.00), less statutory taxes, will be paid through payroll upon proof of your permanent relocation to the New York/New Jersey area.

5.         Benefits.

(a)	Benefits. You will be eligible to participate in the benefit package available to Company executives upon satisfying eligibility conditions, including health insurance benefits, life insurance, 401(k) plan, Supplemental Executive Retirement Plan (SERP), and Flexible Spending Plan. Please refer to the benefit plan documents for eligibility.

(b)	Paid Time Off. You will be entitled to four (4) weeks of vacation per year in accordance with the Company’s vacation policy, including as to usage and carryover. In addition, the Company currently provides eligible employees with ten (10) paid holidays, five (5) personal days, and ten (10) sick days per calendar year.

(c)	Company Auto. You will be eligible for a company automobile which allows for a 24-39 month lease up to a maximum of $925.00 per month. Please refer to the Company Automobile Policy.

(d)	Air Travel. International travel will be in Business Class. Domestic travel will be in Business Class, if available. If not available, then domestic travel will be First Class.

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050	Salvatore J. Guccione
Tel: (516) 478-9518	President & Chief Executive Officer
Fax: (516) 478-9818
www.aceto.com

6.           Termination of Employment. Should the Company terminate your employment with the Company for any reason other than a “for Cause” termination, the Company shall pay you your Base Salary, at the rate then in effect, for the fifteen (15) month period following the date of termination. This payment is subject to you signing a timely and effective Severance Agreement. Severance will be subject to statutory taxes and withholdings, and shall be paid as salary continuation following the standard revocation period contained in the Separation Agreement. In addition, and if you are a current participant at the time of separation in the Company’s health plan, you will have the option of continuing health insurance coverage per COBRA guidelines. Any Severance payments will be offset by any amounts earned by you through other Employment or consultancy during the Severance Period. For purposes of this section “Cause” shall mean and be limited to: (i) the conviction of the Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of the Executive to such a felony; (ii) fraud, embezzlement, theft or other misappropriation by the Executive of funds or property of the Company or any of its subsidiaries; (iii) material neglect, or refusal by the Executive to discharge, perform or observe the Executive’s job duties and responsibilities, provided the Executive has been given written notice of such neglect or refusal, and has not cured such neglect or refusal within ten (10) business days thereafter; or (iv) a material breach of the Executive’s obligations.

7.           Relocation. This offer is being made to you based upon your agreement to relocate to the New York/New Jersey area where you will be working from the Port Washington, NY Headquarters and Rising Pharmaceutical’s New Jersey offices. Details of the relocation package are enclosed with this offer.

8.          Confidential Information and Non-Competition. You acknowledge that in the course of your employment you will have access on a continual basis to confidential and proprietary information concerning the Company and its subsidiaries and affiliates (collectively, “Aceto”), which is not readily available to the public. Based on their function, employees are required to read and sign a Confidentiality and Non-Competition Agreement prior to beginning employment. Please refer to Schedule I for further details pertaining to Confidential Information and Non-Competition and return a signed original of said Agreement to the attention of Charles J. Alaimo at the time the Employment Offer letter is signed.

9.          Change In Control. The Board has determined that it is in the best interests of the Company and its shareholders to provide enhanced severance protections to Executives following a Change in Control of the Company subject to certain terms and conditions of the Agreement which can be found in Schedule II.

10.        Pre-employment Requirement. This employment offer is contingent upon: a) the successful completion of a verification of background check and satisfactory references (Sue Garfinkel, Aceto’s Human Resources Manager, will contact you regarding instructions); and b) your compliance with the requirements of the November 2013 Non-Competition, Non-Solicitation, and Confidentiality Agreement between Mallinckrodt and you, in a manner satisfactory to you and the Company.

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050	Salvatore J. Guccione
Tel: (516) 478-9518	President & Chief Executive Officer
Fax: (516) 478-9818
www.aceto.com

11.         Employment-at-Will. This Offer of Employment letter does not constitute a contract of employment for any specific period of time, but will create an employment-at-will relationship that may be terminated at any time by you or the Company, with or without Cause and with or without advance notice, provide that you shall give the Company at least thirty (30) days’ written notice of any voluntary resignation. The at-will nature of the employment relationship may not be modified or amended except by Board approval.

12.         Company Policies. You acknowledge and will adhere to the Company’s rules and other policies, including its Code of Business Conduct and Ethics, which are set forth in its “Employment Manual” to be issued to you, which may from time to time be revised.

I look forward to you joining us at Aceto and I am certain that you will have a very positive impact on our Company. To repeat what Al Eilender and I have previously indicated to you, all aspects of this offer have been approved by our Compensation Committee. If you have any questions or need further information, please do not hesitate to contact me at 516-478-9518 or Charles J. Alaimo at 516-478-9560.

Please signify your acceptance of the Company’s offer by returning a signed copy of this Letter and the related Schedules to Charles no later than Friday, April 22, 2016.

Very truly yours,

Salvatore J. Guccione
President and Chief Executive Officer

ACCEPTED BY:

/s/ Walter J. Kaczmarek III	4-14-2016
Walter J. Kaczmarek III	Date

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050	Salvatore J. Guccione
Tel: (516) 478-9518	President & Chief Executive Officer
Fax: (516) 478-9818
www.aceto.com

Please email signed Letter to the CONFIDENTIAL ATTENTION of Charles J. Alaimo at calaimo@aceto.com and mail original to Aceto Corporation, c/o Charles J. Alaimo, 4 Tri Harbor Court, Port Washington, NY 11050.

cc:           Al Eilender, Aceto

Charles Alaimo, Aceto

Carl Berke, Berke Executive Search

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